Exhibit 10.16

PROMISSORY NOTE

ON THIS 1ST DAY OF JANUARY, 2023, Zimmer Financial Services Group LLC, a Delaware Limited Liability Corporation having its principal office at 9 West 57th Street, 33rd Floor, New York, New York 10019, hereinafter known as the “Borrower”, promises to pay Ategrity Specialty Insurance Company,, an Arizona corporation, having its principal office at 14000 N. Pima Road, Suite 200, Scottsdale, Arizona 85260, hereinafter known as the “Lender”, the principal sum of thirteen million five hundred one thousand two hundred eighty nine dollars and fifty nine cents ($13,501,289.59), with interest accruing on the unpaid balance at a rate of seven point four two percent (7.42%) per annum.

PAYMENTS: Borrower shall pay interest on the outstanding principal balance accrued through the last day of every quarter beginning on the 31st day of March, 2023 on or promptly after such date

FINAL DUE DATE: The full balance on this Note, including any accrued interest and late fees, is due and payable on the 31st day of December, 2029.

INTEREST DUE IN THE EVENT OF DEFAULT: In the event that the Borrower fails to pay the note in full on the final due date or has failed to make one or more interest payments by the applicable due date, unpaid principal shall accrue interest at the rate of seven point four two percent (7.42%) per annum OR the maximum rate allowed by law, whichever is less, until the Borrower is no longer in default.

ALLOCATION OF PAYMENTS: Payments shall be first be applied to any late fees due, then to interest due and then any remainder to principal.

PREPAYMENT: Borrower may pre-pay this Note without penalty.

NON-WAIVER: No failure or delay by Lender in exercising Lender’s rights under this Note shall be considered a waiver of such rights.

SEVERABILITY: In the event that any provision herein is determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any other provision, all of which shall remain in full force and effect.

ALL REMEDIES AVAILABLE: Nothing in this Note should be interpreted as limiting Lender’s rights in the event of non-payment by Borrower, including all rights to see redress, including seeking specific performance with a court of competent jurisdiction.

REGULATORY APPROVAL: Notwithstanding anything to the contrary this Note is subject to the approval of the Delaware Insurance Commissioner (“Commissioner”) and may be subject to cancellation or amendment at the request of the Commissioner.

INTEGRATION: There are no verbal or other agreements which modify or affect the terms of this Note. This Note may not be modified or amended except by written agreement signed by Borrower and Lender.

NOTICE: Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be made to the parties at the addresses listed below.

EXECUTION: The Borrower executes this Note as a principal and not as a surety. If there is more than one Borrower, each Borrower shall be jointly and severally liable under this Note.

SIGNATURE AREA

Zimmer Financial Services Group LLC

By:	/s/ Barbara Burger
Name:	Barbara Burger
Title:	General Counsel, Zimmer Financial Services Group LLC

Notice Information:

Zimmer Partners, LP

Attn: Barbara Burger

9 West 57th Street, 33rd Floor

New York, New York 10019

[***]

Ategrity Specialty Insurance Company

By:	/s/ Justin Cohen
Name:	Justin Cohen
Title:	Chief Executive Officer, Ategrity Specialty Insurance Company

Notice Information:

Ategrity Specialty Insurance Company

Attn: General Counsel

14000 N. Pima Road, Suite 200

Scottsdale, Arizona 85260